QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5

February 11, 2003

Hardinge Inc.
P.O. Box 1507
Elmira, NY 14902-1507

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Hardinge Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 450,000 shares of the Company's common stock, $.01 par value (the "Shares") pursuant to its 2002 Incentive Stock Plan.

        In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended and restated, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2002 Incentive Stock Plan, the Registration Statement and related Prospectuses, will be validly issued, fully paid and non-assessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and non-assessable when such deferred payments are made in full).

        We consent to the filing of this opinion as an exhibit to the Registration Statement

SAYLES & EVANS

By:	/s/ J. PHILIP HUNTER J. Philip Hunter

QuickLinks

  Exhibit 5